Exhibit 99.1

           McGrath RentCorp Announces Results for Third Quarter 2006

                                 Q3 EPS of $0.50

                          Rental Revenues Increase 12%

    LIVERMORE, Calif.--(BUSINESS WIRE)--Nov. 2, 2006--McGrath RentCorp (NASDAQ:MGRC) today announced revenues for the quarter ended September 30, 2006, of $77.9 million, compared to $77.8 million in the third quarter 2005, $5.8 million of which were modular building sales arising from damages caused by Hurricane Katrina. The Company reported net income for the third quarter 2006 of $12.7 million, or $0.50 per diluted share, the most profitable quarter in the Company's history. Third quarter 2006 results included $0.8 million of non-cash stock compensation recognized under SFAS 123R, which reduced net income by $0.5 million, or $0.02 per diluted share. This compares to net income of $12.1 million, or $0.48 per diluted share, in the third quarter 2005, which included $0.9 million, or $0.04 per share, contribution from Hurricane Katrina related sales. Rental revenue, the key driver of sustainable revenue and earnings levels, rose 12% for the quarter and 11% year-to-date.

    For the Company's Mobile Modular division, rental revenues increased 14%, or $3.0 million to $23.9 million, with gross profit on rental revenues increasing 13% to $15.0 million from $13.3 million in the third quarter 2005. Sales revenues decreased $8.6 million from $20.9 million in the third quarter 2005 to $12.4 million, with gross profit on sales decreasing $1.4 million to $3.5 million in the third quarter 2006. The decrease in sales revenues was primarily due to a $5.8 million sale related to damages caused by Hurricane Katrina during the third quarter 2005. The Company views these types of large sale projects as unique opportunities and generally does not expect sale projects of a similar size to occur on a regular basis. Total gross profit increased 3% from $20.8 million in the third quarter 2005 to $21.4 million in the third quarter 2006. Selling and administrative expenses increased $0.6 million to $6.3 million in the third quarter 2006, primarily due to $0.5 million of non-cash stock compensation expense related to the adoption of SFAS 123R. Allocated interest expense increased $0.6 million due to higher average interest rates and average debt levels experienced by the Company. As a result, Mobile Modular pre-tax income decreased 5% to $12.9 million from $13.6 million in the third quarter 2005.

    "For our modular rental business, we produced a 14% increase in rental revenues over the third quarter 2005," stated Dennis Kakures, President & CEO. "This was primarily a result of new educational rentals coming online and the impact of higher commercial activity. We had favorable rental revenue growth in our three modular rental markets, California, Texas and Florida, compared to both last year's third quarter, as well as sequentially from this year's second quarter. I couldn't be more pleased with the organizational culture created over the years in our modular division in serving our customers at a level that creates a strong competitive advantage. This is especially evident in our business levels to date in newer markets we have entered.

    "Additionally, modular gross margin on rental revenues returned to the low sixty percent range, to 63%, in the third quarter from 55% in the second quarter 2006. We lowered inventory center expenses by approximately $1.1 million during the third quarter compared to the second quarter and at the same time benefited from rental revenue stream growth from the higher spend in the second quarter in preparing equipment for rental."

    For the Company's TRS-RenTelco division, rental revenues increased 9% to $20.0 million compared to $18.4 million in the third quarter of 2005, with gross profit on rental revenues increasing 14% to $9.0 million from $7.9 million in the third quarter 2005. Sales revenues decreased slightly from $5.8 million in the third quarter 2005 to $5.7 million in the third quarter 2006. Higher sales margins in the third quarter 2006 resulted in $0.1 million higher gross profit on sales of $1.8 million compared to the third quarter 2005. Selling and administrative expenses increased $0.1 million due to $0.3 million of non-cash stock compensation expense related to the adoption of SFAS 123R. Allocated interest expense increased $0.3 million due to higher average interest rates and average debt levels experienced by the Company. As a result, TRS-RenTelco pre-tax income increased 16% to $5.9 million from $5.1 million in the third quarter 2005.

    "TRS-RenTelco's rental revenue increase of 9% from the third quarter 2005 reflects continuing favorable market conditions across a broad range of electronic test equipment product and market segments," Mr. Kakures further stated. "Our gross margin on rents increased to 45% for the quarter, our highest quarterly level since the merger of TRS and RenTelco in mid-2004. We are continuing to buy the latest technology test equipment to support demand and invest in our North America market leadership position. We are also beginning to see improvement in our day-to-day rigor in managing our opportunity pipeline. Ultimately, this should result in closing more opportunities and lead to higher rental revenue levels.

    "I would like to congratulate all of our employees for McGrath RentCorp's recent listing in Forbes Magazine's 200 Best Small Companies for 2006. This is our sixth time making the listing. Although there are many different financial metrics that are measured in making the list, we are most proud of what we have accomplished with our return on equity. Our ability to achieve a high return on equity over an extended period of time says a great deal about our ability to make intelligent rental equipment investments and to operate our businesses with increasing precision."

    THIRD QUARTER 2006 HIGHLIGHTS (AS COMPARED TO THIRD QUARTER 2005)

    -- Rental revenues increased 12% to $43.9 million. Within rental revenues, Mobile Modular increased 14% from $20.9 million to $23.9 million; TRS-RenTelco increased 9% from $18.4 million to $20.0 million.

    -- Sales revenues decreased 19% to $25.1 million, resulting from lower sales volume at Mobile Modular partially offset by higher sales at Enviroplex. In the third quarter 2005, Mobile Modular sales revenues included a $5.8 million sale related to damages caused by Hurricane Katrina. Lower sales volume was offset by a higher gross margin percentage of 32.7% in 2006 compared to 26.5% in 2005, resulting in a comparable gross profit of $8.2 million in 2006 and 2005. Sales revenues and related gross margins can fluctuate from quarter to quarter depending on customer requirements, equipment availability and funding.

    -- Depreciation of rental equipment increased 6% to $11.4 million, with Mobile Modular increasing 17% to $2.8 million from $2.4 million in 2005, and TRS-RenTelco increasing 3% to $8.6 million from $8.4 million in 2005.

    -- Debt decreased $11.4 million during the quarter to $178.1 million, with the Company's total liabilities to equity ratio decreasing from 1.71 to 1 as of June 30, 2006 to 1.66 to 1 at September 30, 2006. As of September 30, 2006, the Company, under its lines of credit, had capacity to borrow an additional $76.9 million.

    -- Dividend rate increased 14% to $0.16 per share for the third quarter 2006, as compared to $0.14 per share for the third quarter of 2005. On an annualized basis, this dividend represents a 2.4% yield on the November 1, 2006 close price of $26.13.

    -- EBITDA increased 11% to $36.9 million for the third quarter 2006 compared to $33.2 million for the third quarter 2005. EBITDA is defined as net income before minority interest in income of subsidiary, interest expense, provision for income taxes, depreciation, amortization and other non-cash stock compensation. A reconciliation of net income to EBITDA can be found at the end of this release.

    It is suggested that this press release be read in conjunction with the financial statements and notes thereto included in the Company's latest Form 10-K and Forms 10-Q. You can visit the Company's web site at www.mgrc.com to access information on McGrath RentCorp, including the latest filings on Form 10-K and Form 10-Q.

    FINANCIAL GUIDANCE

    The Company revises its previous full-year 2006 guidance range of $1.42 to $1.49 to an updated range of $1.48 to $1.55 per diluted share. Such a forward-looking statement reflects McGrath RentCorp's expectations as of November 2, 2006. Actual 2006 full-year earnings per share results may be materially different and affected by many factors, including those factors outlined in the "forward-looking statements" paragraph at the end of this press release.

    About McGrath RentCorp

    Founded in 1979, the Company, under the trade name Mobile Modular Management Corporation, rents and sells modular buildings to fulfill customers' temporary and permanent space needs in California, Texas and Florida. Mobile Modular believes it is the largest provider of relocatable classrooms for rental to school districts for grades K - 12 in California. The Company's TRS-RenTelco division rents and sells electronic test equipment and is one of the leading providers of general purpose and communications test equipment in North America.

    CONFERENCE CALL NOTE: As previously announced in its press release of October 5, 2006, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on November 2, 2006 to discuss the third quarter 2006 results. To participate in the teleconference, dial 1-800-218-4007 (in the U.S.), or 1-303-262-2075
(outside the U.S.), or visit the investor relations section of the Company's website at www.mgrc.com. Telephone replay of the call will be available for 48 hours following the call by dialing 1-800-405-2236 (in the U.S.), or 1-303-590-3000 (outside the U.S.). The pass code for the call replay is 11071763.

    This press release contains statements, which constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a number of risks and uncertainties. These statements appear in a number of places. Such statements can be identified by the use of forward-looking terminology such as "believes", "expects", "may", "estimates", "will", "should", "plans" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These include: our expectation that rental revenue growth is the key driver of higher and more sustainable earnings levels; our expectation that our results reflect continuing favorable market conditions across a broad range of electronic test equipment product and market segments; our expectation that improvement in our day-to-day rigor in managing our opportunity pipeline should result in closing more opportunities and lead to higher rental revenue levels; our expectation that we will be able to continue to implement our business strategies and that our organizational culture will continue to be a source of competitive advantage; our belief that we will continue to succeed in new markets; and our belief that our ability to make intelligent capital investments and to operate our businesses with increasing precision will achieve a high return on equity over an extended period of time. These forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties. Actual results may vary materially from those in the forward-looking statements as a result of various factors. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed under "Risk Factors" and elsewhere in the company's 10-K, 10-Q and other SEC filings, including, the effectiveness of management's strategies and decisions, general economic and business conditions, state funding for education, economic conditions in the markets in which the Company conducts the majority of its business, fluctuations in interest rates and the Company's ability to manage credit risk, retention and motivation of key personnel, ability to finance expansion and to locate and consummate acquisitions, the condition of the telecommunications industry, new or modified statutory or regulatory requirements, continuing demand for modular products, timely delivery and installation of modular products, delays of future sales projects, and intense industry competition,. There may be other factors not listed above that could cause actual results to vary materially from the forward-looking statements described in this press release.



                      MCGRATH RENTCORP
              CONSOLIDATED STATEMENTS OF INCOME
                         (UNAUDITED)
----------------------------------------------------------------------
                                Three Months Ended  Nine Months Ended
                                  September 30,      September 30,
                               -------------------- ------------------
(in thousands, except per share
 amounts)                           2006     2005     2006     2005
------------------------------------------ -------- ------------------

Revenues
-------------------------------
  Rental                          $43,896  $39,240  $124,735 $112,000
  Rental Related Services           8,278    6,929    22,444   18,439
                               ----------- -------- ------------------
    Rental Operations              52,174   46,169   147,179  130,439
  Sales                            25,110   30,986    47,377   62,093
  Other                               591      607     1,848    2,033
                               ----------- -------- ------------------
        Total Revenues             77,875   77,762   196,404  194,565
                               ----------- -------- ------------------

Costs and Expenses
-------------------------------
  Direct Costs of Rental
   Operations
    Depreciation of Rental
     Equipment                     11,399   10,763    33,571   33,090
    Rental Related Services         5,587    4,474    15,295   12,206
    Other                           8,489    7,338    26,258   22,062
                               ----------- -------- ------------------
        Total Direct Costs of
         Rental Operations         25,475   22,575    75,124   67,358
  Costs of Sales                   16,890   22,767    32,778   45,175
                               ----------- -------- ------------------
        Total Costs                42,365   45,342   107,902  112,533
                               ----------- -------- ------------------
          Gross Profit             35,510   32,420    88,502   82,032
  Selling and Administrative       11,278   10,543    33,634   29,524
                               ----------- -------- ------------------
    Income from Operations         24,232   21,877    54,868   52,508
  Interest                          2,959    2,095     8,085    5,726
                               ----------- -------- ------------------
    Income Before Provision for
     Income Taxes                  21,273   19,782    46,783   46,782
  Provision for Income Taxes        8,296    7,517    17,365   17,777
                               ----------- -------- ------------------
    Income Before Minority
     Interest                      12,977   12,265    29,418   29,005
  Minority Interest in Income
   of Subsidiary                      302      194       237      291
                               ----------- -------- ------------------
       Net Income                 $12,675  $12,071  $ 29,181 $ 28,714
                               =========== ======== ==================

Earnings Per Share:
  Basic                           $  0.51  $  0.49  $   1.17 $   1.17
  Diluted                         $  0.50  $  0.48  $   1.16 $   1.14
Shares Used in Per Share
 Calculation:
  Basic                            24,960   24,678    24,927   24,626
  Diluted                          25,152   25,382    25,190   25,255

Cash Dividends Declared Per
 Share                            $  0.16  $  0.14  $   0.48 $   0.42




                           MCGRATH RENTCORP
                     CONSOLIDATED BALANCE SHEETS
                             (UNAUDITED)
                                            September 30, December 31,
                                            ------------- ------------
(in thousands)                                    2006         2005
----------------------------------------------------------------------

Assets
--------------------------------------------
Cash                                           $     426    $     276
Accounts Receivable, net of allowance for
 doubtful accounts of $1,000 in 2006 and
 2005                                             63,607       63,702

Rental Equipment, at cost:
  Relocatable Modular Buildings                  445,175      408,227
  Electronic Test Equipment                      180,185      154,708
                                            ------------- ------------
                                                 625,360      562,935
  Less Accumulated Depreciation                 (180,136)    (156,502)
                                            ------------- ------------
  Rental Equipment, net                          445,224      406,433
                                            ------------- ------------

Property, Plant and Equipment, net                57,167       56,008
Prepaid Expenses and Other Assets                 17,810       16,019
                                            ------------- ------------
        Total Assets                           $ 584,234    $ 542,438
                                            ============= ============

Liabilities and Shareholders' Equity
--------------------------------------------
Liabilities:
  Notes Payable                                $ 178,057    $ 163,232
  Accounts Payable and Accrued Liabilities        47,878       51,690
  Deferred Income                                 30,631       27,410
  Minority Interest in Subsidiary                  3,436        3,199
  Deferred Income Taxes, net                     104,684       98,438
                                            ------------- ------------
        Total Liabilities                        364,686      343,969
                                            ------------- ------------

Shareholders' Equity:
  Common Stock, no par value -
    Authorized -- 40,000 shares
    Issued and Outstanding -- 24,941 shares
     in 2006 and 24,832 shares in 2005            30,601       26,224
  Retained Earnings                              188,947      172,245
                                            ------------- ------------
        Total Shareholders' Equity               219,548      198,469
                                            ------------- ------------
        Total Liabilities and Shareholders'
         Equity                                $ 584,234    $ 542,438
                                            ============= ============




                     MCGRATH RENTCORP
           CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (UNAUDITED)
                                                   Nine Months Ended
                                                      September 30,
                                                  --------------------
(in thousands)                                      2006       2005
----------------------------------------------------------------------

Cash Flows from Operating Activities:
--------------------------------------------------
  Net Income                                      $ 29,181   $ 28,714
  Adjustments to Reconcile Net Income to Net Cash
   Provided by Operating Activities:
     Depreciation                                   35,140     34,809
     Provision for Doubtful Accounts                   364        628
     Non-Cash Stock Compensation                     2,334         --
     Gain on Sale of Rental Equipment               (7,689)    (7,123)
     Change In:
       Accounts Receivable                            (269)   (20,992)
       Prepaid Expenses and Other Assets            (1,791)    (1,433)
       Accounts Payable and Accrued Liabilities      4,990      8,524
       Deferred Income                               3,221      8,279
       Deferred Income Taxes                         6,246      8,301
                                                  ---------- ---------
         Net Cash Provided by Operating Activities  71,727     59,707
                                                  ---------- ---------

Cash Flows from Investing Activities:
--------------------------------------------------
  Purchase of Rental Equipment                     (91,703)   (77,119)
  Purchase of Property, Plant and Equipment         (2,728)    (1,593)
  Proceeds from Sale of Rental Equipment            17,953     22,242
                                                  ---------- ---------
         Net Cash Used in Investing Activities     (76,478)   (56,470)
                                                  ---------- ---------

Cash Flows from Financing Activities:
--------------------------------------------------
  Net Borrowings Under Bank Lines of Credit         14,825      2,735
  Proceeds from the Exercise of Stock Options        1,441      2,609
  Excess Tax Benefit from Exercise and
   Disqualifying
Disposition of Stock Options                           626      1,090
    Repurchase of Common Stock                        (526)        --
  Payment of Dividends                             (11,465)    (9,598)
                                                  ---------- ---------
         Net Cash Provided by (Used in) Financing
          Activities                                 4,901     (3,164)
                                                  ---------- ---------

         Net Increase in Cash                          150         73
Cash Balance, beginning of period                      276        189
                                                  ---------- ---------
Cash Balance, end of period                       $    426   $    262
                                                  ========== =========

Interest Paid, during the period                  $  7,362   $  4,907
                                                  ========== =========
Income Taxes Paid, during the period              $ 10,493   $ 12,934
                                                  ========== =========
Dividends Declared, not yet paid                  $  3,991   $  3,469
                                                  ========== =========
Rental Equipment Acquisitions, not yet paid       $  5,615   $ 10,099
                                                  ========== =========




Mobile Modular - Q3 2006 compared to Q3 2005 (Unaudited)
(dollar amounts in thousands)   Three Months Ended
                                  September 30,    Increase (Decrease)
                                ------------------ -------------------
                                    2006     2005        $       %
                                ------------------ -------------------
Revenues
--------------------------------
Rental                          $ 23,857 $ 20,886   $   2,971      14%
Rental Related Services            7,902    6,670       1,232      18%
                                ------------------ -----------
   Rental Operations              31,759   27,556       4,203      15%
Sales                             12,372   20,949      (8,577)    -41%
Other                                184      163          21      13%
                                ------------------ -----------
Total Revenues                  $ 44,315 $ 48,668   $  (4,353)     -9%
                                ------------------ -----------

Gross Profit
--------------------------------
Rental                          $ 15,004 $ 13,263   $   1,741      13%
Rental Related Services            2,727    2,487         240      10%
                                ------------------ -----------
   Rental Operations              17,731   15,750       1,981      13%
Sales                              3,473    4,911      (1,438)    -29%
Other                                184      163          21      13%
                                ------------------ -----------
Total Gross Profit              $ 21,388 $ 20,824   $     564       3%
                                ------------------ -----------

                                ------------------ -----------
Pre-tax Income                  $ 12,920 $ 13,615   $    (695)     -5%
                                ------------------ -----------

Other Information
--------------------------------
Depreciation of Rental Equipment$  2,835 $  2,422   $     413      17%
Interest Expense Allocation        2,160    1,514         646      43%

Average Rental Equipment (1)    $392,979 $348,115   $  44,864      13%
Average Rental Equipment on Rent
 (1)                             328,762  294,903      33,859      11%
Average Monthly Total Yield (2)     2.02%    2.00%                  1%
Average Utilization (3)             83.7%    84.7%                 -1%
Average Monthly Rental Rate (4)     2.42%    2.36%                  2%

Period End Rental Equipment (1) $404,086 $360,168   $  43,918      12%
Period End Utilization (3)          82.9%    84.1%                 -1%
Period End Floors (1)             24,721   22,887       1,834       8%
----------------------------------------------------------------------

1 Average and Period End Rental Equipment represents the cost of rental equipment excluding new equipment inventory and accessory equipment. Period End Floors excludes new equipment inventory.

2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.

3 Period End Utilization is calculated by dividing the cost of rental equipment on rent by the total cost of rental equipment excluding new equipment inventory and accessory equipment. Average Utilization for the period is calculated using the average costs of the rental equipment.

4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.





TRS-RenTelco -Q3 2006 compared to Q3 2005 (Unaudited)
(dollar amounts in thousands)   Three Months Ended
                                   September 30,   Increase (Decrease)
                                ------------------ -------------------
                                    2006     2005         $          %
                                --------------------------------------
Revenues
--------------------------------
Rental                           $20,039  $18,354   $1,685          9%
Rental Related Services              376      259      117         45%
                                ---------------------------
   Rental Operations              20,415   18,613    1,802         10%
Sales                              5,734    5,807      (73)        -1%
Other                                407      444      (37)        -8%
                                ---------------------------
Total Revenues                    26,556   24,864    1,692          7%
                                ---------------------------

Gross Profit
--------------------------------
Rental                             9,004    7,876    1,128         14%
Rental Related Services              (36)     (32)      (4)       -13%
                                ---------------------------
   Rental Operations               8,968    7,844    1,124         14%
Sales                              1,831    1,729      102          6%
Other                                407      444      (37)        -8%
                                ---------------------------
Total Gross Profit                11,206   10,017    1,189         12%
                                ---------------------------

                                ---------------------------
Pre-tax Income                    $5,877   $5,068     $809         16%
                                ---------------------------

Other Information
--------------------------------
Depreciation of Rental Equipment  $8,564   $8,341     $223          3%
Interest Expense Allocation          927      638      289         45%

Average Rental Equipment (1)    $175,827 $151,250  $24,577         16%
Average Rental Equipment on Rent
 (1)                             123,038 $103,281   19,757         19%
Average Monthly Total Yield (2)     3.80%    4.04%                 -6%
Average Utilization (3)             70.0%    68.3%                  2%
Average Monthly Rental Rate (4)     5.43%    5.92%                 -8%

Period End Rental Equipment (1) $178,568 $151,250  $27,318         18%
Period End Utilization (3)          68.8%    70.9%                 -3%
----------------------------------------------------------------------
1 Average and Period End Rental Equipment represents the cost of rental equipment excluding accessory equipment.

2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.

3 Period End Utilization is calculated by dividing the cost of rental equipment on rent by the total cost of rental equipment excluding accessory equipment. Average Utilization for the period is calculated using the average costs of the rental equipment.

4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.




Mobile Modular - Nine Months Ended 9/30/06 compared to Nine Months
 Ended 9/30/05 (Unaudited)
(dollar amounts in thousands)   Nine Months Ended
                                  September 30,    Increase (Decrease)
                                ------------------ -------------------
                                    2006     2005           $        %
                                ------------------ -------------------
Revenues
--------------------------------
Rental                           $66,867  $59,498     $7,369       12%
Rental Related Services           21,447   17,449      3,998       23%
                                ------------------ ----------
   Rental Operations              88,314   76,947     11,367       15%
Sales                             24,467   34,730    (10,263)     -30%
Other                                545      463         82       18%
                                ------------------ ----------
Total Revenues                   113,326 $112,140     $1,186        1%
                                ------------------ ----------

Gross Profit
--------------------------------
Rental                           $40,238  $37,793     $2,445        6%
Rental Related Services            7,362    6,019      1,343       22%
                                ------------------ ----------
   Rental Operations              47,600   43,812      3,788        9%
Sales                              6,608    8,307     (1,699)     -20%
Other                                545      463         82       18%
                                ------------------ ----------
Total Gross Profit               $54,753  $52,582     $2,171        4%
                                ------------------ ----------

                                ------------------ ----------
Pre-tax Income                   $30,284  $33,401    $(3,117)      -9%
                                ------------------ ----------

Other Information
--------------------------------
Depreciation of Rental Equipment  $7,973   $6,814     $1,159       17%
Interest Expense Allocation        5,949    4,089      1,860       45%

Average Rental Equipment (1)    $378,962 $333,944    $45,018       13%
Average Rental Equipment on Rent
 (1)                             315,040  284,737     30,303       11%
Average Monthly Total Yield (2)     1.96%    1.98%                 -1%
Average Utilization (3)             83.1%    85.3%                 -3%
Average Monthly Rental Rate (4)     2.36%    2.32%                  2%

Period End Rental Equipment (1) $404,086 $360,168    $43,918       12%
Period End Utilization (3)          82.9%    84.1%                 -1%
Period End Floors (1)             24,721   22,887      1,834        8%
----------------------------------------------------------------------
1 Average and Period End Rental Equipment represents the cost of rental equipment excluding new equipment inventory and accessory equipment. Period End Floors excludes new equipment inventory.

2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.

3 Period End Utilization is calculated by dividing the cost of rental equipment on rent by the total cost of rental equipment excluding new equipment inventory and accessory equipment. Average Utilization for the period is calculated using the average costs of the rental equipment.

4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.




TRS-RenTelco - Nine Months Ended 9/30/06 compared to Nine Months Ended
 9/30/05 (Unaudited)
(dollar amounts in thousands)   Nine Months Ended
                                  September 30,    Increase (Decrease)
                                ------------------ -------------------
                                    2006     2005          $         %
                                ------------------ -------------------
Revenues
--------------------------------
Rental                           $57,868  $52,502    $5,366        10%
Rental Related Services              997      990         7         1%
                                ------------------ ---------
   Rental Operations              58,865   53,492     5,373        10%
Sales                             13,436   19,026    (5,590)      -29%
Other                              1,303    1,570      (267)      -17%
                                ------------------ ---------
Total Revenues                   $73,604  $74,088     $(484)       -1%
                                ------------------ ---------

Gross Profit
--------------------------------
Rental                           $24,668  $19,055    $5,613        29%
Rental Related Services             (213)     214      (427)     -200%
                                ------------------ ---------
   Rental Operations              24,455   19,269     5,186        27%
Sales                              4,672    5,412      (740)      -14%
Other                              1,303    1,570      (267)      -17%
                                ------------------ ---------
Total Gross Profit               $30,430  $26,251    $4,179        16%
                                ------------------ ---------

                                ------------------ ---------
Pre-tax Income                   $14,557  $11,721    $2,836        24%
                                ------------------ ---------

Other Information
--------------------------------
Depreciation of Rental Equipment $25,598  $26,276     $(678)       -3%
Interest Expense Allocation        2,507    1,810       697        39%

Average Rental Equipment (1)    $166,660 $150,301   $16,359        11%
Average Rental Equipment on Rent
 (1)                             116,715   97,488    19,227        20%
Average Monthly Total Yield (2)     3.86%    3.88%                 -1%
Average Utilization (3)             70.0%    64.9%                  8%
Average Monthly Rental Rate (4)     5.51%    5.98%                 -8%

Period End Rental Equipment (1) $178,568 $151,250   $27,318        18%
Period End Utilization (3)          68.8%    70.9%                 -3%
----------------------------------------------------------------------
1 Average and Period End Rental Equipment represents the cost of rental equipment excluding accessory equipment.

2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.

3 Period End Utilization is calculated by dividing the cost of rental equipment on rent by the total cost of rental equipment excluding accessory equipment. Average Utilization for the period is calculated using the average costs of the rental equipment.

4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.




Reconciliation of Net Income to EBITDA

The Company presents EBITDA as a financial measure as management believes it provides useful information regarding the Company's liquidity and financial condition and because management, as well as the Company's lenders, use this measure in evaluating the performance of the business. EBITDA is defined by the Company as net income before minority interest in income of subsidiary, interest expense, provision for income taxes, depreciation, amortization, and non-cash stock compensation. In addition, several of the loan covenants and the determination of the interest rate related to the Company's revolving line of credit are expressed by reference to this financial measure, similarly calculated. EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles in the United States or as a measure of the Company's profitability or liquidity. The Company's EBITDA may not be comparable to similarly titled measures presented by other companies. Since EBITDA is a non-GAAP financial measure as defined by the Securities and Exchange Commission, the following table reconciles EBITDA to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States for the three, nine and twelve months ended September 30, 2006 and 2005.

(dollar amounts  Three Months    Nine Months Ended Twelve Months Ended
 in thousands)       Ended         September 30,      September 30,
                 September 30,
               ----------------- ----------------- -------------------
                  2006     2005     2006     2005      2006      2005
               -------- -------- -------- -------- --------- ---------
Net Income     $12,675  $12,071  $29,181  $28,714   $41,286   $37,472
  Minority
   Interest in
   Income of
   Subsidiary      302      194      237      291       208       256
  Provision for
   Income Taxes  8,296    7,517   17,365   17,777    24,237    22,465
  Interest       2,959    2,095    8,085    5,726    10,249     7,389
               -------- -------- -------- -------- --------- ---------
Income from
 Operations     24,232   21,877   54,868   52,508    75,980    67,582
  Depreciation
   and
   Amortization 11,917   11,332   35,140   34,809    46,765    47,125
  Non-Cash
   Stock
   Compensation    786       --    2,334       --     2,334        57
               -------- -------- -------- -------- --------- ---------
EBITDA (1)     $36,935  $33,209  $92,342  $87,317  $125,079  $114,764
               ======== ======== ======== ======== ========= =========

EBITDA Margin
 (2)                47%      43%      47%      45%       46%       45%

1 EBITDA is defined as net income before minority interest in income of subsidiary, interest expense, provision for income taxes, depreciation, amortization, and other non-cash stock compensation.

2 EBITDA Margin is calculated as EBITDA divided by total revenues for the period.

    CONTACT: McGrath RentCorp
             Keith E. Pratt, 925-606-9200 (Chief Financial Officer)